Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-283228) and Registration Statements on Form S-8 in connection with the Company’s 2019 Omnibus Equity Incentive Plan (File No. 333-257460) of FitLife Brands, Inc. of our report dated March 27, 2025 relating to the financial statements of FitLife Brands, Inc. as of December 31, 2024 and 2023 and for the years then ended which appears in this Form 10-K.

/s/Weinberg & Company, P.A.

Los Angeles, California

March 27, 2025